Exhibit 99.1

News Release

LCA-Vision Reports Second Quarter 2008 Financial Results

Cincinnati, July 29, 2008 - LCA-Vision Inc. (Nasdaq: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, today announced financial and operational results for the three months and six months ended June 30, 2008.

Second Quarter 2008 Financial & Operational Results (all comparisons are versus the second quarter of 2007)
▪	Revenue was $54.2 million compared with $69.7 million; adjusted revenue was $49.2 million compared with $70.6 million.
▪	Procedure volume was 30,086 compared with 48,668.
▪	Same-store revenue decreased 28%; adjusted same-store revenue decreased 36%. There were 65 vision centers included in same-store revenue.
▪	Operating loss was $3.0 million compared with operating income of $10.0 million; the adjusted operating loss was $7.4 million compared with operating income of $10.9 million.
▪	Net loss was $573,000 or $0.03 per diluted share, compared with net income of $7.4 million or $0.36 per diluted share.

Year-to-Date 2008 Financial & Operational Results (all comparisons are versus the first six months of 2007)
▪	Revenue was $133.7 million compared with $148.3 million; adjusted revenue was $123.2 million compared with $154.9 million.
▪	Procedure volume was 74,245 compared with 107,769.
▪	Operating income was $7.5 million compared with $25.6 million; the adjusted operating loss was $2.0 million compared with operating income of $31.5 million.
▪	Net income was $6.3 million or $0.34 per diluted share, compared with net income of $18.3 million or $0.90 per diluted share.

LCA-Vision is providing adjusted revenue and operating income as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties. A reconciliation of revenue and operating income as reported in accordance with Generally Accepted Accounting Principles (GAAP) is provided on the last page of this news release. Management believes the adjusted information is more reflective of operating performance and therefore, more meaningful to investors.

“As anticipated and previously announced, total procedure volume declined 38% from last year’s second quarter due to the slowing rate of LasikPlus® pre-operative appointments booked by prospective patients and disappointing show rates,” said Steven C. Straus, Chief Executive Officer of LCA-Vision. “Our quarterly adjusted revenue declined 30% as a result of lower procedure volume; however, it was partially offset by a greater contribution from IntraLase®, which is now available in 74 of our 77 LasikPlus® vision centers, and in June was utilized in 70% of our total procedures.

Second Quarter 2008
Financial & Operational Results

“We are committed to our strategic and operating plans, as well as building on positive patient experiences, exceptional clinical outcomes, advanced diagnostic and surgical technology, and our LasikPlus® brand reputation, which are the foundations behind our achievement of the significant milestone we announced earlier this month - our one-millionth procedure,” added Mr. Straus. “We are facing substantial business challenges as eroding consumer confidence continues to impact discretionary spending. Our management team, Medical and Optometric Advisory Boards, LasikPlus® surgeons and patient-care teams are working collaboratively and diligently to make decisions aimed at increasing procedure volumes in this weak economic environment. As stated in June, we are taking a more grassroots approach to operations in recognition that all healthcare is delivered locally and our success will be achieved at the local LasikPlus® vision center level. Among our revenue-generating initiatives:

▪	We delegated more decision-making to the local level, including setting market-specific hours of operations and allocating funds to support local marketing and sales efforts.

▪
Effective July 1, we implemented a simplified market-specific pricing structure based on the results of testing conducted in multiple markets earlier in the year. We established local price points that reflect our value proposition and accounts for local market competition and other factors. Toward the end of the second quarter, we began to realize a slightly lower average price per procedure, which we believe will positively impact procedure volume.

▪
We completed the first phase of our well-received employee service excellence and conversion training program at all LasikPlus® vision centers and in our national call center. While the sustainability of these trends is not yet certain, during June we began to see modest improvement in pre-operative exam show rates, patient conversion, and treatment show rates over the lower levels we experienced earlier in the year.

▪	Effective June 1, we modified our center-level incentive compensation plan to create further incentive for our patient care teams to achieve monthly center-level growth objectives.

▪	We continue to enhance our www.lasikplus.com website with additional functionality tools and educational information for our current and prospective patients.”

LCA-Vision’s Interim Chief Financial Officer Michael Celebrezze commented on the net loss for the quarter, stating, “We have taken additional measures to reduce costs and minimize our use of cash. Among these initiatives:

▪
We continue to more closely align our staffing levels with anticipated procedure volume. Staffing decisions are based on a careful and thorough analysis of company-wide operations that place patient experience and surgical outcomes at the forefront. Earlier this year we announced that we reduced our workforce by 16% and during the past few months have further reduced our workforce by 25%. We expect to record a one time severance charge of approximately $700,000 during the third quarter ended September 30, 2008. The year-to-date staff reduction is expected to reduce our annualized labor expenses by approximately $14.2 million. In addition to the staff reductions, we have initiated a company-wide freeze on salaries and have eliminated a number of open positions following a careful analysis of our needs for the remainder of this year based on expected procedure volumes.

▪
In an effort to transition to a more variable cost structure, we are evolving toward a flexible workforce by adding part-time personnel to replace open full-time positions where possible. As of June 30, 2008 we had 109 part-time employees, compared with 51 part-time employees as of June 30, 2007.

▪
In the third quarter, we are further reducing our national and local media expenditures. We expect to spend between $9.0 million and $10.5 million, which represents a reduction of approximately 40% to 45% from last year’s third quarter. We believe this reduction correlates with the current tightening we are seeing in discretionary consumer spending.

Second Quarter 2008
Financial & Operational Results

▪
Capital expenditures are being reduced by halting 2008 new center openings after the third quarter, reducing the number of center relocations planned for this year from five to three centers, and limiting new laser purchases by moving under-utilized excimer lasers to centers opening in the third quarter. For the remainder of 2008, we do not anticipate the need for any additional investment in clinical or information technology. Working capital is also being managed to minimize our use of cash.

▪	Additionally, our board of directors has decided to suspend payment of quarterly dividends.”

Mr. Straus said, "We are announcing the departure of our Chief Marketing Officer Jim Brenner and we wish him well in his future endeavors. We plan to immediately conduct a search to fill this position.

 “We continue to expand our market presence and the LasikPlus® brand,” he added. “A few weeks ago, we announced the opening of our 77th LasikPlus® vision center in Nashville, Tennessee, which is a new market for LCA-Vision, and we have plans to open our 78th LasikPlus® vision center late in the third quarter, which will bring our 2008 new center openings to six. We continue to carefully analyze the performance of each LasikPlus® vision center in every market we serve. As previously stated, we are committed to success at each LasikPlus® vision center and we have no plans at this time to close any facility.”

Cash & Investments
Net cash provided by operating activities in the first six months of 2008 was $6.3 million. Cash and investments totaled $67.9 million at June 30, 2008. In late April, the company borrowed $19.2 million to finance the majority of its IntraLase® lasers with monthly payments over a five-year period at a fixed interest rate of 4.96%. At June 30, 2008 the loan balance was $18.6 million.

Share Repurchase
LCA-Vision did not repurchase any shares of its common stock during the first six months of 2008 under the $50 million share repurchase plan that the Board of Directors authorized in August 2007. Approximately $40 million remains available for repurchase under this plan.

Conference Call and Webcast
As previously announced, a conference call and webcast will be held today, Tuesday, July 29, 2008, beginning at 10:00 a.m. (ET). To access the conference call, dial 866-322-1352 (United States and Canada) or 706-758-1564 (international callers). The webcast will be available at the investor relations section of LCA-Vision’s website. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial 800-642-1687 (United States and Canada) or 706-645-9291 (international callers) and enter the conference ID number: 554 52 303.

Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. These forward-looking statements in this release are based on information available to us as of the date hereof. Actual results could differ materially from those stated or implied in our forward-looking statements due to risks and uncertainties associated with our business, including, without limitation, those concerning economic, political and sociological conditions; the acceptance rate of new technology, and our ability to successfully implement new technology on a national basis; market acceptance of our services; the successful execution of marketing strategies to cost-effectively drive patients to our vision centers; competition in the laser vision correction industry; an inability to attract new patients; the possibility of long-term side effects and adverse publicity regarding laser vision correction; operational and management instability; legal or regulatory action against us or others in the laser vision correction industry; our ability to successfully open new vision centers, including our ability to reach profitability targets for new vision centers within a specified time period; the relatively high fixed cost structure of our business; the continued availability of non-recourse third-party financing for our patients on terms similar to what we have paid historically; and the future value of revenues financed by us and our ability to collect on such financings which will depend on a number of factors, including the consumer credit environment and our ability to manage credit risk related to consumer debt, bankruptcies and other credit trends. In addition, an ongoing FDA study about post-Lasik quality of life matters could potentially impact negatively the acceptance of Lasik. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review our filings with the Securities and Exchange Commission, including but not limited to our reports on Forms 10-K, 10-Q and 8-K. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

Second Quarter 2008
Financial & Operational Results

About LCA-Vision Inc./LasikPlus®
LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 77 LasikPlus® fixed-site laser vision correction centers in 34 states and 60 markets in the United States and a joint venture in Canada. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

Earning Trust Every Moment.

Transforming Lives Every Day.

For Additional Information
Patricia Forsythe
V.P. Investor Relations
513-792-5629
pforsythe@lca.com

Second Quarter 2008
Financial & Operational Results

LCA-Vision Inc.
Condensed Consolidated Statements of Income (Unaudited)
(dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenue -- Laser refractive surgery	$54,181	$69,685	$133,750	$148,348

Operating costs and expenses
Medical professional and license fees	11,260	11,419	26,022	25,393
Direct costs of services	20,119	24,629	44,846	49,095
General and administrative expenses	5,674	5,390	11,045	10,588
Marketing and advertising	15,466	15,714	35,449	32,892
Depreciation	4,612	2,494	8,867	4,798

Operating (loss) income	(2,950)	10,039	7,521	25,582

Equity in earnings from unconsolidated businesses	265	199	321	354
Net investment income	831	1,816	1,566	3,427
Other (expense) income, net	-	(21)	18	(31)

(Loss) income before taxes	(1,854)	12,033	9,426	29,332

Income tax (benefit) expense	(1,281)	4,619	3,123	10,992

Net (loss) income	$(573)	$7,414	$6,303	$18,340

Income per common share
Basic	$(0.03)	$0.37	$0.34	$0.92
Diluted	$(0.03)	$0.36	$0.34	$0.90

Dividends declared per share	$0.06	$0.18	$0.24	$0.36

Weighted average shares outstanding
Basic	18,525	20,069	18,510	19,987
Diluted	18,525	20,354	18,570	20,334

Second Quarter 2008
Financial & Operational Results

LCA-Vision Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	June 30, 2008	December 31, 2007
Assets	(Unaudited)
Current assets
Cash and cash equivalents	$22,941	$17,614
Short-term investments	39,205	42,534
Patient receivables, net of allowance for doubtful accounts of $2,984 and $2,987	12,902	12,712
Other accounts receivable	4,942	5,941
Prepaid professional fees	1,353	1,872
Prepaid income taxes	1,655	6,391
Deferred tax assets	3,441	3,450
Prepaid expenses and other	4,996	5,076

Total current assets	91,435	95,590

Property and equipment	121,140	106,788
Accumulated depreciation and amortization	(61,691)	(52,872)
Property and equipment, net	59,449	53,916

Long-term investments	5,727	2,250
Patient receivables, net of allowance for doubtful accounts of $2,244 and $2,130	4,533	4,556
Deferred compensation plan assets	3,425	5,540
Investment in unconsolidated businesses	1,141	590
Deferred tax assets	12,178	13,561
Other assets	2,589	3,644

Total assets	$180,477	$179,647

Liabilities and Stockholders' Investment
Current liabilities
Accounts payable	$3,575	$10,396
Accrued liabilities and other	12,335	13,219
Deferred revenue	13,527	18,719
Income taxes payable	405	642
Debt obligations maturing in one year	7,904	3,941

Total current liabilities	37,746	46,917

Long-term debt obligations (less current portion)	16,676	2,012
Deferred compensation liability	3,431	5,516
Insurance reserve	9,563	8,493
Deferred revenue	17,757	23,110

Stockholders' Investment
Common stock ($0.001 par value; 25,177,617 and 25,114,244 shares issued and
18,531,168 and 18,482,658 shares outstanding as of June 30, 2008 and
December 31, 2007, respectively)	25	25
Contributed capital	173,194	172,965
Common stock in treasury, at cost (6,646,449 and 6,631,586 shares
at June 30, 2008 and December 31, 2007)	(114,632)	(114,427)
Retained earnings	36,453	34,597
Accumulated other comprehensive income	264	439

Total stockholders' investment	95,304	93,599

Total liabilities and stockholders' investment	$180,477	$179,647

Second Quarter 2008
Financial & Operational Results

LCA-Vision Inc.
Condensed Consolidated Statements of Cash Flow (Unaudited)
(dollars in thousands)

	Six Months Ended June 30,
	2008	2007

Cash flow from operating activities:
Net income	$6,303	$18,340
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,867	4,798
Provision for loss on doubtful accounts	3,325	3,156
Deferred income taxes	1,686	115
Stock based compensation	612	2,780
Insurance reserve	1,070	1,296
Equity in earnings of unconsolidated affiliates	(321)	(354)
Changes in operating assets and liabilities
Patient receivables	(3,492)	(7,420)
Other accounts receivable	999	(2,581)
Prepaid income taxes	4,736	(1,139)
Prepaid expenses and other	80	2,120
Accounts payable	(6,821)	1,085
Deferred revenue, net of professional fees	(9,491)	5,877
Income taxes payable	(237)	-
Accrued liabilities and other	(993)	2,308

Net cash provided by operations	$6,323	$30,381

Cash flow from investing activities:
Purchase of property and equipment	(12,590)	(7,427)
Purchases of investment securities	(171,849)	(160,515)
Proceeds from sale of investment securities	170,910	148,741
Other, net	787	(74)

Net cash used in investing activities	$(12,742)	$(19,275)

Cash flow from financing activities:
Principal payments of capital lease obligations and debt	(2,367)	(2,249)
Proceeds from loan	19,184	-
Shares repurchased for treasury stock	(205)	(452)
Tax benefits related to stock-based compensation	(566)	1,055
Exercise of stock options	147	3,112
Dividends paid to stockholders	(4,447)	(7,227)

Net cash provided by (used in) financing activities	11,746	(5,761)

Increase in cash and cash equivalents	5,327	5,345

Cash and cash equivalents at beginning of period	17,614	24,431

Cash and cash equivalents at end of period	$22,941	$29,776

Second Quarter 2008
Financial & Operational Results

LCA-Vision Inc.
Effect of the Change in Our Accounting for Deferred Revenue on Financial Results (Unaudited)
(dollars in thousands)

To supplement its condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States, LCA-Vision discusses adjusted revenues and operating (loss) income. Management utilizes this information as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties and believes that including this additional disclosure is meaningful to investors for the same reason.

Accordingly, this news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the differences between the non-GAAP measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue

Reported	$54,181	$69,685	$133,750	$148,348
Adjustments
Warranty revenue deferred into future	-	7,937	-	20,054
Amortization of prior deferred revenue	(4,947)	(7,030)	(10,546)	(13,525)
Adjusted revenue	$49,234	$70,592	$123,204	$154,877

Operating (Loss) Income

Reported	$(2,950)	$10,039	$7,521	$25,582
Adjustments
Impact of warranty revenue deferral	(4,947)	907	(10,546)	6,529
Professional fees deferred into future	-	(794)	-	(2,006)
Amortization of prior professional fees	494	703	1,054	1,353
Adjusted operating (loss) income	$(7,403)	$10,855	$(1,971)	$31,458